EXHIBIT 10.1

CERTAIN PORTIONS OF THIS EXHIBIT (INDICATED BY ***) HAVE BEEN EXCLUDED PURSUANT TO ITEM 601(B)(10) OF REGULATION S-K BECAUSE THEY ARE BOTH NOT MATERIAL AND ARE THE TYPE THAT THE COMPANY TREATS AS PRIVATE AND CONFIDENTIAL.

API COMMERCIAL SUPPLY AGREEMENT

THIS API COMMERCIAL SUPPLY AGREEMENT (this “Agreement”) is entered into and effective as of July, 5th, 2021 (the “Effective Date”) by and between POLYPEPTIDE LABORATORIES S.A., a limited liability corporation organized under the laws of France and having its principal office at 7, rue de Boulogne, 67100 Strasbourg, France (“PolyPeptide”), and CARA THERAPEUTICS, a limited liability company having its principal offices at 4 Stamford Plaza, 107 Elm Street, 9th Floor, Stamford, CT, 06902  USA  (“CARA”).

PolyPeptide and CARA are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, CARA is engaged in the research, development and commercialization of proprietary pharmaceutical products.

WHEREAS, PolyPeptide is a company that has developed substantial expertise in manufacturing peptides, including the API (as defined herein), for use in pharmaceutical products; and

WHEREAS, the Parties desire to enter into a supply agreement pursuant to which PolyPeptide will manufacture and supply the API to CARA.

NOW, THEREFORE, in consideration of the foregoing recitals, mutual covenants, agreements, representations and warranties contained herein, the Parties hereby agree as follows:

Article I.Definitions
Section 1.01“Affiliate” means, with respect to a particular Party, a corporation or other business entity that, directly or indirectly, controls, is controlled by, or is under common control with such Party, for so long as such control continues.  As used in this Section, the term “controls” means (with correlative meanings for the terms “controlled by” and “under common control with”) that the applicable entity: (a) owns, directly or indirectly, at least 50% of the voting securities or capital stock of the applicable Party, or owns (directly or indirectly) other comparable ownership interest with respect to the applicable Party if it is a business entity other than a corporation; or (b) otherwise possesses, directly or indirectly, the actual power to direct or cause the direction of the management and policies of the applicable Party, whether through the ownership or control of voting securities, by contract or otherwise.
Section 1.02“Agreement” means this API Commercial Supply Agreement, including all Schedules and Appendixes hereto, as the same shall be amended or supplemented by a mutual written agreement of the Parties pursuant to Section 15.07.
Section 1.03“API” means the active pharmaceutical ingredient containing the chemical substance known as CR845/DIFELIKEFALIN, having the structure set forth in Appendix 1 of this Agreement.
Section 1.04“API Price” has the meaning provided in Section 3.01 of this Agreement.
Section 1.05“API Product Developments” has the meaning provided in Section 7.02(a) of this Agreement.
Section 1.06“API Specifications” means all specifications that are applicable to the API delivered under this Agreement; such specification are set forth in Appendix 2 of this Agreement.
Section 1.07“Approved Representative” means an employee or consultant of a Party who is

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designated by such Party and has a bona fide need to participate in the administration or management of this Agreement and who is bound by a confidentiality undertaking at least as protective as the provisions set forth in Article XII.
Section 1.08“Batch” means the quantity of API produced by PolyPeptide in a single manufacturing run as indicated in Appendix 4.
Section 1.09“Batch Records” means , with respect to a particular production run conducted by PolyPeptide for manufacturing one batch of API, the completed batch records, in the form of the Master Batch Records, containing all the relevant manufacturing details and information for such production run, including any deviations which, for clarity, shall be included in the completed batch records.
Section 1.10“Calendar Quarter” means each three-month period beginning each January 1, April 1, July 1 and October 1 during the Term. The initial Calendar Quarter shall begin on the Effective Date and shall end on the expiration or earlier termination date of the Term.
Section 1.11“Calendar Year” means each twelve-month period beginning each January 1 during the Term.  The initial Calendar Year shall begin on the Effective Date and end on the first December 31 of the Term, and the last Calendar Year shall begin on January 1 of the last year of the Term and end on the expiration or earlier termination date of the Term.
Section 1.12“CARA” has the meaning in the preamble of this Agreement.
Section 1.13“CARA Confidential Information” has the meaning provided in Section 12.01 of this Agreement.
Section 1.14“CARA Intellectual Property” means all Intellectual Property relating to [***] that (a) was owned, licensed or controlled by CARA or a CARA Affiliate as of the Effective Date, or (b) is developed or acquired by CARA or a CARA Affiliate after the Effective Date, including the API Product Developments.
Section 1.15“CARA License” has the meaning provided in Section 7.03(a) of this Agreement.
Section 1.16“Certificate of Analysis” means a document identified as such, to be provided by PolyPeptide to CARA in connection with its delivery of API ordered hereunder, that (a) sets forth the analytical test results for a specified lot of API shipped to CARA or its designee hereunder and includes a certified quality control protocol, (b) states that such API is in conformance with the API Specifications, and (c) states that such API is manufactured in accordance with the API Specifications, Legal Requirements and (c)GMPs.
Section 1.17“Change of Control” means, with respect to a particular Party, any proposed transaction or series of transactions which shall result in (a) any Person other than a Party having direct or indirect ownership of more than 50% of the voting stock or assets of such Party or an Affiliate that controls such Party by Persons who are not shareholders of such Party or the Affiliate that controls such Party as of the Effective Date, or (b) the merger of a Party with or into a Third Party in a transaction in which such Party is not the surviving or acquiring Person.
Section 1.18“CMC” means the chemistry, manufacturing and controls section(s) and data in a Drug Application.
Section 1.19“Confidential Information” has the meaning provided in Section 12.01 of this Agreement.
Section 1.20“Consent” means any consent, authorization, permit, certificate, license or approval of, exemption by, or filing or registration with, any Governmental Body or other Person.
Section 1.21“Current Good Manufacturing Practices” or “(c)GMPs” means all applicable standards, laws and regulations relating to manufacturing practices for active pharmaceutical ingredients, including (a) the principles detailed in the Q7A Good Manufacturing Practice Guidance For Active Pharmaceutical Ingredients (ICH Q7A), and (b) the principles promulgated

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by any applicable Governmental Body having jurisdiction over the manufacture of the API, in the form of laws, rules or regulations, in each case as in effect in France and the United States (to the extent the laws of the United States are directly applicable to the manufacture of API by PolyPeptide) at the Effective Date and as amended, promulgated or accepted by any applicable Governmental Body having jurisdiction over the manufacture of the API from time to time during the Term.
Section 1.22“Days” (whether or not the word is capitalized) means, except where specified otherwise, calendar days.
Section 1.23“Defect” or “Defective” means a failure to comply with or meet the API Specifications and/or the Quality Requirements at the time of delivery and as such term is further described or defined in the Quality Agreement in Appendix 5.
Section 1.24“Readiness for Shipment” means the date specified by CARA in a Purchase Order that PolyPeptide shall ensure the API ordered in such Purchase Order is ready for shipment in accordance with this Agreement by such date.
Section 1.25“Drug Application” means a ‘new drug application’ (as such term is used under the United States Federal Food, Drug and Cosmetic Act) filed with the FDA for the Product, including any amendments and/or supplements thereto, and any product license or any equivalent drug application or similar pharmaceutical product approval for the Product administered by any foreign Governmental Body, and any supplement, extension or renewal of any of the foregoing.
Section 1.26“Effective Date” has the meaning in the preamble of this Agreement.
Section 1.27“Facility” means Polypeptide’s manufacturing facility located at 7, rue de Boulogne, 67100 Strasbourg, France, or such other FDA approved facility controlled by Polypeptide (or its Affiliate) as agreed in writing by the Parties.
Section 1.28“FDA” means the United States Food and Drug Administration, or any successor agency thereof.
Section 1.29“Force Majeure Event” has the meaning provided in Section 13.01 of this Agreement.
Section 1.30“Forecast” has the meaning provided in Section 2.04 of this Agreement.
Section 1.31“Governmental Body” means any government, any state, province or other political subdivision thereof, any entity with legal authority to exercise executive, legislative, judicial, regulatory or administrative functions, or any division of the FDA (as applicable) and any other applicable counterpart agency or foreign equivalent that administers the Legal Requirements.
Section 1.32“Indemnified Party” has the meaning provided in Section 10.03 of this Agreement.
Section 1.33“Indemnifying Party” has the meaning provided in Section 10.03 of this Agreement.
Section 1.34“Initial Term” has the meaning provided in Section 14.01 of this Agreement.
Section 1.35“Intellectual Property” means (a) patents, patent rights, provisional patent applications, patent applications, designs, registered designs, registered design applications, industrial designs, industrial design applications and industrial design registrations, including any and all divisions, continuations, continuations-in-part, extensions, restorations, substitutions, renewals, registrations, revalidations, reexaminations, reissues or additions, including supplementary certificates of protection, of or to any of the foregoing items; (b) copyrights, copyright registrations, copyright applications, original works of authorship fixed in any tangible medium of expression, including literary works (including all forms and types of computer software, including all source code, object code, firmware, development tools, files, records and data, and all documentation related to any of the foregoing), musical, dramatic, pictorial, graphic

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and sculptured works; (c) trade secrets, technology, developments, discoveries and improvements, know-how, proprietary rights, formulae, confidential and proprietary information, technical information, techniques, inventions, designs, drawings, procedures, processes, models, formulations, manuals and systems, whether or not patentable or copyrightable, including all biological, chemical, biochemical, toxicological, pharmacological and metabolic material and information and data relating thereto and formulation, clinical, analytical and stability information and data which have actual or potential commercial value and are not available in the public domain; (d) trademarks, trademark registrations, trademark applications, service marks, service mark registrations, service mark applications, business marks, brand names, trade names, trade dress, names, logos and slogans, Internet domain names, and all goodwill associated therewith; and (e) all other intellectual property or proprietary rights worldwide, in each case whether or not subject to statutory registration or protection.
Section 1.36“Lead-time” means the specified number of months set forth in Appendix 4 of this Agreement, which is the minimum amount of time required between the date Polypeptide receives a Purchase Order hereunder until the API covered by such order must be ready for shipment to CARA (or its designee).  .
Section 1.37“Legal Requirements” means, concerning PolyPeptide and its activities and obligations hereunder, any and all French national, local, municipal, state or provincial laws, statutes, ordinances, rules or regulations now or hereafter enacted or promulgated by any French Governmental Body, and, to the extent directly applicable to the manufacture of API by PolyPeptide pursuant to this Agreement, any and all laws and regulations now or hereafter enacted or promulgated by a relevant Governmental Body, in each case as applicable to the development, manufacture, supply and/or sale of the API by Polypeptide or to any aspect thereof.  “Legal Requirements” means, concerning CARA and its activities and obligations hereunder, any and all national, local, municipal, state or provincial laws, statutes, ordinances, rules or regulations now or hereafter enacted or promulgated by any United States or other applicable relevant Governmental Body applicable to ordering, purchase, use, marketing and/or sale of the API supplied hereunder to CARA.
Section 1.38“Losses” means, collectively, any and all liabilities, damages, losses, costs, expenses, including obligations, liens, judgments, fines and penalties imposed upon or incurred by an Indemnified Party.
Section 1.39“Manufacturing SOPs” means the specific methods, techniques, processes and standard operating procedures that are to be used by PolyPeptide to manufacture API, including the applicable Quality Control Procedures applicable to the API.
Section 1.40“Master Batch Records” means the master batch records for the API as established by the Parties under Section 2.08, including the applicable Manufacturing SOPs, the in-process testing and QA/QC testing for such API, which are to be used in the manufacture by PolyPeptide of the API hereunder.
Section 1.41“Nonconforming API” means API delivered by PolyPeptide that breaches or otherwise does not meet or conform to the warranty in Section 9.01(b), other than due to defects that are shown to have been caused by damage or mishandling occurring after delivery by PolyPeptide of such API to the carrier under Section 3.05(a).
Section 1.42“Party” and “Parties” have the meanings given such terms, respectively, in the preamble of this Agreement.
Section 1.43“Person” means any individual, corporation, company, partnership, trust, incorporated or unincorporated association, joint venture or other entity of any kind.
Section 1.44“PolyPeptide” has the meaning in the preamble of this Agreement.
Section 1.45“PolyPeptide Approval(s)” means the approval(s) of the Facility as a (c)GMP facility for the manufacture of the API by the FDA and, as applicable, by any other applicable Governmental Body having jurisdiction to approve the Facility.

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Section 1.46“PolyPeptide Confidential Information” has the meaning provided in Section 12.02 of this Agreement.
Section 1.47“PolyPeptide Intellectual Property” means (a) all Intellectual Property owned, licensed or controlled by PolyPeptide as of the Effective Date, and (b) all Intellectual Property developed or acquired by PolyPeptide after the Effective Date that does not directly relate to the API, the Product or the development or manufacture of the API or the Product.
Section 1.48“PolyPeptide License” has the meaning provided in Section 7.03(b) of this Agreement.
Section 1.49“PolyPeptide’s Minimum Capacity” has the meaning provided in Section 2.03 of this Agreement.
Section 1.50“Pre-Approval Inspection” means an inspection of manufacturing operations, records and facilities conducted prior to approval of a new product by the FDA or by any other applicable Governmental Body having jurisdiction to approve the Facility as a (c)GMP facility for the manufacture of the API.
Section 1.51“Product” means any finished pharmaceutical product of CARA that incorporates the API supplied by PolyPeptide pursuant to this Agreement.
Section 1.52 “Purchase Order” has the meaning provided in Section 2.05 of this Agreement.
Section 1.53“Quality Agreement” means the agreement identified in Section 4.05 of this Agreement, as amended or supplemented by the Parties as provided in Section 15.07.  The latest version of PolyPeptide’s form of the Quality Agreement is attached in Appendix 5 of this Agreement.
Section 1.54“Quality Requirements” means any and all requirements, specifications, procedures etc. for the manufacture of API, as agreed from time to time by the Parties in writing, including the relevant standards for the industry and sector at any current time, the applicable legal requirements as specified by the relevant authorities, including as such matters are set forth in the Quality Agreement.
Section 1.55“Readiness for Shipment” means the date specified by CARA in a Purchase Order that PolyPeptide shall ensure the API-readiness for shipment in accordance with this Agreement.  ]
Section 1.56“Secondary Supplier” has the meaning set forth in Section 2.05 of this Agreement.
Section 1.57“Shipment Date” means the date specified by CARA in a Purchase Order that PolyPeptide shall ship the API covered by such Purchase Order in accordance with this Agreement.
Section 1.58“Subcontractor” means any Third Party that performs on PolyPeptide’s behalf any of the activities with respect to the manufacture and supply of API under this Agreement.
Section 1.59“Term” has the meaning provided in Section 14.01 of this Agreement.
Section 1.60“Third Party” means any Person other than the Parties or their respective Affiliates.
Section 1.61“Third Party Materials” means (a) all main raw materials, components, work-in-process and other ingredients required to manufacture the API, and (b) all packaging materials used in the manufacture, storage and shipment of the API.
Section 1.62 “Validation” means a procedure for establishing documentation evidence that a specific system or facility is constructed and operates according to a predetermined set of specifications, protocols and guidelines.

EXHIBIT 10.1

Article II.Sale and Purchase of API
Section 2.01Manufacture of API.  Subject to and in accordance with the terms and conditions of this Agreement, PolyPeptide shall manufacture API at the Facility for sale and supply to CARA, in the amounts as set forth in Purchase Orders provided by CARA. PolyPeptide may not manufacture API at locations other than the Facility without the prior written Consent of CARA, such Consent not to be unreasonably withheld or delayed and as provided in the Quality Agreement. For the avoidance of doubt, the Parties agree that this Agreement obligate CARA to purchase all its requirements of the API from PolyPeptide, except as otherwise set forth in this Agreement.
Section 2.02Minimum Purchase Requirement. CARA agrees to purchase from PolyPeptide, and PolyPeptide agrees to supply to CARA, during each Calendar Year during the Term, the amounts of API set forth in the Forecast for such Calendar Year (or such prorated amount in the case of a partial year) during the Term.
Section 2.03Forecasts. The Forecast for 2021 as agreed between the Parties is set forth in Appendix 3 of this Agreement.  Such Forecast for 2021 will be binding upon CARA and PolyPeptide.  Not later than June, 30. 2021, CARA shall provide PolyPeptide with a rolling estimated forecast of its requirements for the API for each Calendar Quarter in the next eight Calendar Quarters (each such forecast,  a “Forecast”), and CARA shall update such Forecast quarterly by the date 15 days prior to the commencement of the next Calendar Quarter to provide the rolling forecast for the following eight Calendar Quarters during the Term. Each such Forecast shall be a good faith rolling forecast of its expected orders of API quarterly during the subsequent eight Calendar Quarters (i.e. this rolling Forecast will always include estimated orders of API during each of the 8 Calendar Quarters following the date of the Forecast).  In each case, the rolling Forecast for the next 2 upcoming Calendar Quarters shall be binding on CARA and PolyPeptide (i.e., CARA shall order during such 2 quarters, under Section 2.05, at least the amounts of API set forth in the applicable Forecast for such 2 subsequent quarters, and PolyPeptide shall supply such API so ordered), and for the next 2 Calendar Quarters in the Forecast, the estimates for orders cannot vary (in the final binding Forecast) by more than 25% from the amounts forecasted in such Forecast for such quarters, and the 4 last quarters of the applicable Forecast shall be non-binding.  CARA shall give PolyPeptide notice as soon as possible if, at any time, CARA determines in good faith that the actual requirements for the API for any given quarter will be significantly different that the rolling Forecast most recently provided to PolyPeptide, and the Parties shall in such case discuss in good faith and seek to agree on modifying the applicable binding part of the Forecast, provided that in any case the binding part of such Forecast shall remain unchanged and shall remain binding upon CARA and PolyPeptide, as set forth in the applicable Forecast for the first 2 quarters covered by such Forecast unless the Parties otherwise agree in writing.  Notwithstanding the above, each such Forecast is provided for the purpose of production planning and is not to be construed as a Purchase Order.
Section 2.04Purchase Orders.  From time to time during the Term, CARA shall deliver to PolyPeptide one or more purchase orders (“Purchase Orders”) which shall order API volumes, in the amounts specified in such Purchase Order(s), for manufacture and supply to CARA by PolyPeptide hereunder.  For each Calendar Quarter during the Term, CARA shall deliver to PolyPeptide Purchase Order(s) ordering in aggregate the amount of API at least equal to the binding portion of the most recent Forecast for such Calendar Quarter.  Each Purchase Order shall specify the quantity of API ordered, the Shipment Date and the destination for delivery of the API.  The Purchase Orders may be delivered electronically or by other means to such location as PolyPeptide shall designate.  PolyPeptide shall deliver such ordered API to CARA’s specified carrier on the Shipment Date as specified by CARA in the applicable Purchase Order.  During any Calendar Quarter, CARA shall be entitled to submit Purchase Order(s) ordering amounts of API that in the aggregate exceed the amounts of API specified to be ordered during such Calendar Quarter in the most recent submitted Forecast for such Calendar Quarter, and such Purchase Orders shall be binding on PolyPeptide up to amounts of API in excess of 25% over the binding amounts in such

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Forecast, and provided that for any amounts of API ordered in excess of such 25% amount, PolyPeptide shall use reasonable efforts to supply such excess amounts ordered (beyond the amount equal to 125% of the binding amount for the quarter) but PolyPeptide shall not otherwise be bound by such excess orders.  If PolyPeptide shall not be able to deliver API to CARA’s carrier by the Shipment Date specified in a Purchase Order, PolyPeptide shall notify CARA promptly in writing upon discovery of its inability to comply with the terms of this Section 2.05; provided, however, that such notification shall not relieve PolyPeptide of any liability for failure to deliver API to CARA’s carrier on such Shipment Date.  In case of any such delays in delivery of ordered API, and as a non-exclusive remedy for such delays, CARA shall be entitled to deduct a discount of 1% (one per cent) total API Price of the applicable order but limited to a penalty of maximum 10% (ten per cent), from the API Price per such purchase order, per week that the delivery is delayed beyond the specified Shipment Date, if the delivery is more than 5 (five) working days after such specified date, and provided that the shipment delay is not caused directly by CARA. In case of any such shipment delay, PolyPeptide is committed to discuss and agree corrective actions and in any event to use good faith diligent efforts to resolve the issue and to deliver the ordered API as soon as possible.  In case of any delays in delivery of API, and including any further delays following agreement of such corrective actions, CARA shall be entitled to the aggregate suffered loss and to obtain all remedies for breach of contract.

If PolyPeptide fails to meet the Purchase Order or any portion thereof on or before the applicable Shipment Date, in addition to other remedies that may be available to CARA under the Legal Requirements for breach of contract or otherwise, CARA may purchase the shortage of such API from Third Parties (a “Secondary Supplier”).

If, for any particular Calendar Quarter during the Term, CARA does not submit Purchase Order(s) during such Calendar Quarter ordering an aggregate amount of API from PolyPeptide in the amount specified in the binding portion of the Forecast for such Calendar Quarter, then as PolyPeptide’s sole and exclusive remedy for CARA not submitting such Purchase Order amounts, CARA shall pay to Polypeptide, within 30 days of receipt of Polypeptide’s corresponding invoice, an amount equal to then current [***] for such Calendar Quarter less the actual amount of API ordered by CARA under Purchase Orders submitted during such Calendar Quarter.

Section 2.05Accommodations for Significant Excess Requirements. Should CARA require, during any Calendar Quarter, additional quantities of API significantly beyond those referred in the binding Forecast for such Calendar Quarter, the Parties shall negotiate in good faith to amend the Forecast to accommodate such requirement in whole or in part. PolyPeptide will do its best endeavours to deliver any such additional quantities amounts of API, in addition to its obligations under Section 2.05.
Section 2.06Meetings Regarding Ordering and Forecasting.  Unless otherwise mutually agreed, the Parties shall meet or otherwise communicate no less than once each Calendar Quarter to discuss the Forecasts delivered by CARA pursuant to this Agreement and other matters relevant to the ordering, manufacture and supply of API hereunder.  Such meetings shall typically involve the Approved Representatives (and may involve other appropriate employees or agents designated by the applicable Party).  The Parties shall use commercially reasonable efforts to accommodate technical meetings requested by both Parties.
Section 2.07Master Batch Records and Manufacturing SOPs.  During the Term, the Parties shall establish and maintain specific Master Batch Records, including Manufacturing SOPs, to be used by PolyPeptide to manufacture the API.  The specific Manufacturing SOPs shall be based upon the applicable PolyPeptide Intellectual Property and applicable Cara technology,  The Master Batch Records shall contain such items and requirements as typical in the industry for manufacturing processes applicable to similar bulk pharmaceutical manufacturing, and shall be set forth in a written document signed by both Parties.  If appropriate during the Term (such as, to include new manufacturing Inventions that are useful to manufacturing the API), the Parties will meet and agree on appropriate amendments or

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modifications to the applicable API Specifications, Manufacturing SOPs and/or the Master Batch Records; the details of the procedure for amending the API Specifications, Manufacturing SOPs and/or the Master Batch Records shall be as specified in the Quality Agreement.  The Parties acknowledge and agree that current Master Batch Records have been agreed as of the Effective Date.

Article III.Financial Matters
Section 3.01API Price: Appendix 4 of this Agreement sets forth the price per gram for the API (the “API Price”) supplied to CARA hereunder under Purchase Orders.
Section 3.02Commercial Invoices/ Invoicing specification.  PolyPeptide will invoice an upfront payment to CARA for 30% of the API Price for the amount of API ordered under a given Purchase Order of API submitted by CARA, such invoice to be provided on or after the date that PolyPeptide receives the corresponding Purchase Order. The remaining 70% of the API Price for such order shall be invoiced upon the delivery of the total amount of API ordered under the corresponding Purchase Order.
Section 3.03Payment.  Payments for API invoiced consistent with Section 3.02 above shall be due 30 days from the date of invoice, subject in each case to CARA’s right to dispute invoiced amounts and/or delay the payment of invoiced amounts disputed by CARA in good faith, including the rights set forth in Article V.
Section 3.04Payment Denominations. The API Price, all invoiced amounts and all payments to be made under this Agreement shall be in paid in Euros.
Section 3.05Shipment; Title; Transport.
(a)	General. All API shall be sold [***] (as defined in INCOTERMS® 2020 of the I.C.C.) following shipment instructions provided by CARA. Freight charges will be supported by CARA and will be communicated in written form by PolyPeptide to CARA once the shipment instructions are confirmed by CARA. PolyPeptide shall package the API for shipment (including in containers, packaging, container closure systems and labeling) in accordance with the API Specifications and its customary practices as reasonably acceptable to CARA. Any additional costs or expenses for PolyPeptide resulting from CARA’s required changes in the packaging and/or labeling of the API shall be paid by CARA to PolyPeptide. Delivery of a Batch of API ordered under a Purchase Order shall take place by PolyPeptide at the point in time when PolyPeptide has notified CARA that the Batch is ready for collection by CARA, which shall be on the Shipment Date specified in such Purchase Order (subject to the applicable terms of Section 2.05). At the time PolyPeptide delivers particular API under a Purchase Order pursuant to this Section 3.05(a), PolyPeptide shall deliver to CARA a Certificate of Analysis with respect to such API, attested to and signed by a corporate officer of PolyPeptide. CARA shall notify PolyPeptide if it is unable to collect the delivered Batch within that timeframe. [***] of a delivered Batch that is not collected with ten business Days of delivery.
(b)	Title/Risk of Loss. Risk of loss for any API shall pass from PolyPeptide to CARA when such API is delivered to CARA’s designated carrier as provided in Section 3.05(a); provided, however, that nothing in this Article III shall in any manner limit CARA’s rights under Article VI. Title to any API shall pass from PolyPeptide to CARA when such API is fully paid by CARA to Polypeptide as provided in Section 3.02. If API is rejected by CARA after delivery under this Agreement, and such API is to be returned to PolyPeptide, then title to and risk of loss for such rejected API shall pass from CARA to PolyPeptide when such API is made available to the carrier selected by CARA. All returned API shall be shipped [***] (as defined in INCOTERMS® 2010) from the place where the API is stored when CARA makes the decision to return it.

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Section 3.06Single Order.  To the extent reasonably possible, API that is purchased in a single Purchase Order shall be delivered by PolyPeptide in a single shipment, unless CARA directs that such API should be delivered to more than one location, in which case the order shall be delivered to the applicable carrier(s) for shipment to the differing locations in the amounts specified in the Purchase Order for delivery to each such location.
Section 3.07Retest date.  The API delivered by PolyPeptide under a particular Purchase Order shall have, as of the date of such delivery, a minimum retest date of 48 months as of the applicable date of manufacture.  The minimum retest date set forth in the immediately preceding sentence is based on existing stability data.  If future stability data justifies a longer retest date, the Parties agree to discuss in good faith an extended minimum retest date as of the applicable date of delivery.
Section 3.08Taxes.  CARA shall pay and otherwise be responsible for all applicable sales, VAT, goods, services, transfer and similar taxes, custom duties or charges in connection with the supply of API pursuant to this Agreement, excluding any income tax or taxes levied with respect to gross receipts or amounts of taxes assessable on PolyPeptide’s operations as a whole (such as property taxes or utilities assessments), payable by PolyPeptide under the Legal Requirements with respect to amounts of API Price payable under this Agreement.  Any tax that one Party is required to withhold and pay on behalf of the other Party with respect to amounts payable under this Agreement shall be deducted from said amounts prior to payment to the other Party; provided, however, that, in regard to any tax so deducted, the Party making the withholding shall give or cause to be given to the other Party such assistance as may reasonably be necessary to enable that other Party to claim exemption therefrom or credit therefore and in each case shall furnish the Party on whose behalf amounts were withheld proper evidence of the taxes paid on its behalf.  Each Party shall comply with reasonable requests of the other Party to take any proper actions that may minimize any withholding obligation.

Article IV.Manufacture of API
Section 4.01General.  PolyPeptide shall manufacture, test, package, store, handle, label, release and ship all API in accordance with the API Specifications, applicable (c)GMPs, applicable Legal Requirements, and the terms of this Agreement and of the Quality Agreement.

Section 4.02API Specification Changes.
(a)	CARA Requested Changes. During the Term, except as set forth in Section 4.02(c), [***] in a manner that would materially negatively impact PolyPeptide’s performance of its API manufacturing obligations hereunder unless it receives the written consent of PolyPeptide to the particular change, which consent shall not be unreasonably withheld or delayed. If CARA requests, and PolyPeptide consents, a discretionary change to the API Specifications, PolyPeptide shall make all revisions to the API Specifications requested by CARA and approved by PolyPeptide. CARA retains at all times the right and responsibility for final approval of the API Specifications. CARA shall pay PolyPeptide all documented reasonable amounts incurred in implementing a change to the API Specifications requested by CARA under this Section 4.02(a). For all changes to the API Specifications requested by CARA pursuant to this Section 4.02, CARA shall, in its discretion, following consultation with PolyPeptide, if reasonably practicable, either (i) perform, or arrange for the performance of, all development work in connection therewith or have PolyPeptide perform such development work at the Facility at CARA’s expense. For the avoidance of doubt, Section 4.02(a) (i) does not give CARA any right to use or disclose (A) any PolyPeptide Intellectual Property (except as may be permitted by the PolyPeptide License), or (B) any PolyPeptide Confidential Information (except as may be permitted under Article XII hereof). PolyPeptide agrees to use commercially reasonable efforts to minimize its costs associated with any API Specification change. At the request of CARA, PolyPeptide shall evaluate and disclose to CARA the

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estimated costs and timing of any such development work that would be needed by any potential revisions to the API Specifications.
(b)	PolyPeptide Changes. PolyPeptide shall not make any revisions or changes to the API Specifications, the manufacturing process or Material Third Party Suppliers, without prior written Consent of CARA, which Consent shall not be unreasonably withheld or delayed (such changes as initiated by either PPL or Cara are subject to review and approval of regulatory authorities. The parties acknowledge that timing of such regulatory approval is unpredictable). If the Parties implement a change in the API Specifications or the manufacturing process under this Section 4.02, they shall negotiate any changes in any affected Purchase Order to provide reasonable accommodation for changed circumstances. The costs of revisions requested by PolyPeptide under this Section 4.02(b) and approved by CARA shall be borne by PolyPeptide without any increase in the API Price.
(c)	Changes Mandated by Legal Requirements. Notwithstanding anything in subsections (a) and (b) of this Section 4.02 to the contrary, (i) PolyPeptide shall implement all changes to the API Specifications intended to maintain compliance with Legal Requirements, to bring the API Specifications into compliance with Legal Requirements or to accommodate the demands or requests of any Governmental Body; (ii) unless such changes are generally applicable to the Facility or PolyPeptide’s manufacture of other products, CARA shall bear the expense of any of such changes implemented under this Section 4.03(c); and (iii) if the changes are generally applicable to the Facility or PolyPeptide’s manufacture of other products, PolyPeptide shall bear the expense of any of such changes. Notwithstanding the foregoing, if changes to Legal Requirements generally affecting manufacturers of drugs containing the API significantly increase the cost for PolyPeptide to supply API hereunder, then the Parties agree to negotiate in good faith any appropriate adjustments to the API Price under this Agreement.
Section 4.03Storage and Handling Obligations. When storing and handling API, Non-conforming API or API-derived wastes, PolyPeptide shall comply with, and shall maintain all storage facilities in compliance with, the API Specifications, (c)GMPs, Legal Requirements and the Quality Agreement.
Section 4.04Validations and Stability Studies.
(a)	Process Validation for Improved Manufacturing Processes. The Parties acknowledge that CARA or PolyPeptide may from time to time desire to pursue strategies and efficiencies for improving the manufacturing processes for the API. Each Party agrees to reasonably evaluate and discuss any such suggestions for improvements that the other Party reasonably believes in good faith may result in significant cost or time savings in the API manufacturing process.
(b)	General. Without limiting the foregoing, at CARA’s request, PolyPeptide shall perform for CARA on an on-going basis all Validations and stability studies required by the API Specifications, (c)GMPs or Legal Requirements in connection with the regular course of manufacturing the API for commercial supply to CARA hereunder. Such activities will be subject to price proposal(s) and purchase order(s) from CARA.
(c)	Duties. In performing its duties under this Section 4.04, PolyPeptide shall implement and operate an ICH complaint stability program for commercial Batches supply.
(d)	Manufacturing Process Review. At either Party’s reasonable request, the Parties shall promptly meet, in person or telephonically, to review such matters related to manufacturing of the API as may be specified by a Party, including discussing strategies for improving the API manufacturing processes.

Section 4.05LAST-TIME BUY

In the event of expiration or termination of this Agreement for any reason:

EXHIBIT 10.1

CARA has the right, within 60 (sixty) days from the date of expiration or termination , to place a last time buy order with PolyPeptide for API in quantities not exceeding the Binding Forecast ("Last Time Buy Order") with the same terms and conditions of this Agreement; however subject to the Parties’ mutual agreement on the supply price applicable to such Last Time Buy Order, such price to be commercially reasonable.  The applicable terms and conditions of this Agreement shall be deemed to survive any such termination or expiration solely with respect to such supply of the ordered API, and shall expire automatically upon completion of delivery of conforming API and payment therefor.  For clarity, the supply exclusivity provision shall not survive any such expiration or termination.  If this Agreement is terminated by either Party in accordance with Article XIV, a price increase (revising the reference prices by yearly French inflation rate as soon as published by Institut National de la Statistique at des Etudes Economiques (INSEE)) shall apply to such Last Time Buy Order.

The Parties agree that all deliveries of API ordered pursuant to this Section 4.05 are to be as follows and subject to delivery within a 18 (eighteen) months period following PolyPeptide receiving the last Forecast.

Should CARA’ actual requirements be higher than the Last Time Buy Order, PolyPeptide will use all best efforts to meet CARA’s excess requirements and provided further that demands.

Section 4.06Inspection of API and Rejection if Nonconforming.  CARA shall have the right to inspect and analyze API delivered hereunder and may reject any API determined to be Nonconforming API, all as provided in and in accordance with the terms of the Quality Agreement.

Article V.Testing and Quality Assurance

Testing and Quality Assurance are covered by the Quality Agreement in force between CARA and PolyPeptide.  Reference to the Quality Agreement in force is given is Appendix 5.  In the event of a conflict between any of the provisions of this Agreement and the Quality Agreement, the provisions of the Quality Agreement shall govern.

Article VI.Regulatory Matters
Section 6.01Consents.  PolyPeptide shall obtain and hold all Consents required to be obtained by PolyPeptide under the Legal Requirements for the performance of its obligations under this Agreement, and CARA shall reasonably cooperate with PolyPeptide with respect thereto.  At all times during the Term, PolyPeptide shall maintain and comply with all Consents that may from time to time be required by any Governmental Body having jurisdiction with respect to PolyPeptide’s manufacturing operations and facilities and otherwise to be obtained by PolyPeptide to permit the performance of its then-current obligations under this Agreement.  PolyPeptide shall bear all expenses incurred in connection with its obligations under this Section 6.01.  If any Consent held by PolyPeptide relating to the Facility or its ability to manufacture the API in accordance with this Agreement is hereafter suspended or revoked, or PolyPeptide has material restrictions imposed upon it by any Governmental Body affecting the API, any activities relating to manufacturing, storage or supply of API, or the Facility, PolyPeptide shall immediately provide written notification to CARA identifying such material restrictions, a schedule of compliance and such other information related thereto as is reasonably requested by CARA.  Without limiting the foregoing, PolyPeptide will cooperate with CARA in a reasonable and timely manner in preparation for inspection of the Facility (as applicable to API manufacturing) or to API manufactured at the Facility by any Governmental Body.
Section 6.02Maintenance of (c)GMP Facility.  PolyPeptide shall use commercially reasonable best efforts to maintain the portion of the Facility relating to the supply of the API as

EXHIBIT 10.1

a (c)GMP facility during the Term, and CARA shall reasonably cooperate with PolyPeptide with respect thereto.  CARA shall have the right, pursuant to the audit procedures in Section 9.02, to have its Approved Representatives undertake quality assurance audits of PolyPeptide’s procedures and facilities for API production.  If CARA undertakes such an audit, CARA shall provide PolyPeptide with a written audit report and, if applicable, shall highlight therein areas where CARA judges that PolyPeptide needs to make changes to procedures or facilities or to maintain the Facility as a (c)GMP facility.  Both Parties shall cooperate in good faith to agree and implement the necessary changes.  If CARA’s written audit report identifies any areas for improvement, within 30 days following delivery of CARA’s audit report, PolyPeptide shall prepare an action plan (and promptly deliver a copy of such plan to CARA for review and comment), which plan shall address the findings of the audit report and include accomplishment dates for corrective actions.  CARA agrees to cooperate with PolyPeptide by making its Approved Representatives available for consultation and advice to PolyPeptide, as may be reasonably requested by PolyPeptide, regarding implementation of (c)GMP and related procedural systems and any other matters as may be mutually agreed.
Section 6.03Compliance.  In carrying out their respective obligations under this Agreement, the Parties shall comply in all respects with (c)GMPs and the Legal Requirements, as applicable to such Party, in effect from time to time.
Section 6.04Drug Application Documentation.  PolyPeptide agrees that CARA may reference PolyPeptide as the manufacturer of the API in CARA’s Drug Application and any other documentation required under any regulatory filings for the Product, and PolyPeptide will provide the relevant Government Body with all required documentation, including development and analytical reports to support such filings.  CARA shall own all regulatory files with respect to the API including regulatory data and documentation prepared by PolyPeptide under this Section 6.04 respecting the manufacture of the API, including without limitation the CMC section of any Drug Application related to the API.  Upon reasonable request from PolyPeptide, CARA shall provide PolyPeptide with information regarding Drug Applications, or discrete sections thereof, to the extent available and necessary for PolyPeptide to perform its obligations under this Agreement; provided, however, that information provided hereunder shall be CARA’s Confidential Information covered by Article XII of this Agreement.  If any Governmental Body makes an inquiry of or provides any information to PolyPeptide that is or may be related to a Drug Application, PolyPeptide shall promptly forward such inquiry or information to CARA.
Section 6.05Regulatory Changes.  The Parties will promptly notify each other of any material revisions, amendments of or additions to the (c)GMPs and will confer with each other with respect to the best means to comply with such requirements.
Section 6.06Regulatory Inspections.  Regulatory Inspections are covered by the Quality Assurance in force between CARA and PolyPeptide. Reference to the Quality Agreement in force is given is Appendix 5.
Section 6.07Other Regulatory Matters.  Other Regulatory Matters are covered by the Quality Assurance in force between CARA and PolyPeptide. Reference to the Quality Agreement in force is given is Appendix 5.
Section 6.08Confidential Information. Notwithstanding anything to the contrary contained herein, PolyPeptide may redact or limit from any deliveries of or access to data, reports or any other information, any Third-Party confidential information.

Article VII.Intellectual Property
Section 7.01Ownership.
(a)	PolyPeptide Ownership. As between the Parties, PolyPeptide owns all rights in and to the PolyPeptide Intellectual Property. Except as expressly provided in Section 7.03(b) below, nothing in this Agreement shall be deemed to transfer or convey to CARA, expressly or by

EXHIBIT 10.1

implication, any license or any other right, title or interest in or to the PolyPeptide Intellectual Property.
(b)	CARA Ownership. As between the Parties, CARA owns all rights in and to the CARA Intellectual Property, including all Intellectual Property rights in and to the API, the documentation, specifications and processes associated with the API, the Product, the Drug Applications, and the documentation, specifications and processes associated with the API and the Product, but excluding any of the foregoing to the extent it is PolyPeptide Intellectual Property. Except as expressly provided in Section 7.03(a) below, PolyPeptide does not have, and nothing in this Agreement shall be deemed to transfer or convey to PolyPeptide, by virtue of this Agreement or otherwise, a license or any other right, title or interest in or to the CARA Intellectual Property.
Section 7.02New Developments.
(a)	API Product Developments. All Intellectual Property relating to the API or the development or manufacture or use of the API, that is conceived, reduced to practice, authored or otherwise invented, discovered, generated or developed in whole or in part by PolyPeptide in the course of its activities under this Agreement, whether patentable or not, and any authorship of works relating to the API that are created by PolyPeptide, including any trademarks, trade dress, trade secrets or copyrights, shall be “API Product Developments.”
(b)	Ownership of API Product Developments. Subject to the rights and licenses granted in Section 7.03 below, CARA shall own all right, title and interest in and to all API Product Developments and all rights to Intellectual Property appurtenant thereto or arising therefrom, such API Product Developments being works made for hire pursuant to this Agreement.
(c)	Patents. Notwithstanding any obligation of confidentiality between PolyPeptide and CARA under this Agreement or any other agreement, but subject however to Section 12.03 of this Agreement, CARA, at its own expense and discretion, shall have the sole and exclusive rights to file and prosecute appropriate patent applications and maintain patents issuing therefrom covering inventions in such API Product Developments. Upon CARA’s reasonable request and at CARA’ expense, PolyPeptide shall take such reasonable actions as CARA deems necessary or appropriate to assist CARA in obtaining patent or other proprietary protection in CARA’s name with respect to any such API Product Developments.
Section 7.03Licenses.
(a)	Grant of License to CARA Intellectual Property. Subject to the terms and conditions of this Agreement, CARA hereby grants PolyPeptide a worldwide, non-exclusive, royalty-free, non-transferable (except in connection with a permitted assignment under Section 15.04), limited license to use the applicable CARA Intellectual Property for the sole purpose of manufacturing the API for CARA pursuant to this Agreement. This license shall terminate upon the expiration or termination of this Agreement (except for limited survival solely as needed for the limited purpose of fulfilling any Last Time Buy Order). The license granted in this Section 7.03(a) shall be referred to as the “CARA License.”
(b)	Grant of License to PolyPeptide Intellectual Property. Subject to the terms and conditions of this Agreement, PolyPeptide hereby grants CARA a worldwide, non-exclusive, royalty-free, non-transferable (except in connection with a permitted assignment under Section 15.04), license to use the applicable PolyPeptide Intellectual Property for the manufacture and sale of Product using API supplied by PolyPeptide pursuant to this Agreement. CARA may grant sublicense(s) under the foregoing PolyPeptide License to its designated Product manufacturing contractors. This license shall terminate upon the later of (i) expiration or termination of this Agreement and (ii) such time as CARA is no longer in possession of API supplied by PolyPeptide, including API that has been incorporated into Product that has not reached expiry. The license granted in this Section 7.03(b) shall be referred to as the “PolyPeptide License.” For the avoidance of doubt, regardless of the termination or expiration of this Agreement, CARA shall retain the PolyPeptide License to use the PolyPeptide

EXHIBIT 10.1

Intellectual Property for the manufacture and sale of the Product for so long as necessary to sell all inventory that incorporates API provided by PolyPeptide under this Agreement.
Section 7.04Infringement.

Each Party shall promptly notify the other Party of any suspected or threatened infringement, misappropriation or other unauthorized use of the other Party’s Intellectual Property that comes to such Party’s attention.  The notice shall set forth the facts of such suspected or threatened infringement in reasonable detail (but subject to any confidentiality obligations and to preservation of applicable legal privileges).  The Party [***], but not the obligation, to institute, prosecute and control, at its expense, any action or proceeding against the Third-Party infringer of its Intellectual Property and to retain any and all amounts recovered or awarded in any such action (or settlement thereof).  If a Party institutes an action against such infringer, the other Party shall give such Party, at its request, reasonable assistance regarding its filing and prosecution of the action as reasonably needed, such assistance at the expense of the Party who institutes the action.

Section 7.05  Data.  As between PolyPeptide and CARA, CARA shall be and remain the sole and exclusive owner of all data and information, in any form, relating to: (a) the business of CARA; (b) licensees, customers and suppliers of CARA; (c) any and all API Product Developments, the API or the Product and the development, manufacture, use or commercialization thereof; (d) the API Specifications, and (e) all regulatory applications and documentation relating to API or Product or the manufacture thereof.  All information provided to by one Party to the other by under this Article VII shall be handled by the receiving Party as the Confidential Information of the other Party, subject to Article XII.

Article VIII.Information; Access; Audit Rights
Section 8.01Provision of Information.
(a)	Data. PolyPeptide shall provide to CARA copies (in electronic or hard-copy form, as requested by CARA) of or access to data generated under this Agreement as may be reasonably requested from time to time by CARA on a bona fide need-to-know basis, except as may be restricted for the preservation trade secrets owned by PolyPeptide. PolyPeptide shall provide final reports for Batch failures, including recommendation for API disposition for all investigations involving (i) foreign matter or particulate contamination; or (ii) any test results indicating non-compliance with the applicable (c)GMPs or the API Specifications.

Annual Report.  PolyPeptide shall prepare and provide to CARA a written annual report documenting (i) the prior Calendar Year’s Batch records; (ii) packaging changes; (iii) process changes; (iv) changes in API testing methods performed pursuant to Article VI hereof; (v) Batches of API rejected or aborted; (vi) any other discrepancies that require reporting pursuant to (c)GMP or Legal Requirements; (vii) “trends” in the manufacture of API during the prior Calendar Year; and (viii) ICH stability data summary.

Section 8.02Audit and Inspection Rights.  In addition to specific audit rights set forth elsewhere in this Agreement, certain audit and inspection rights and responsibilities of the Parties are defined in the Quality Agreement.
Section 8.03Record Retention. Each Party shall maintain, in accordance with and for the period required under the applicable Drug Application, (c)GMPs and Legal Requirements, complete and adequate records pertaining to all activities in connection with, and facilities used for, the manufacture, generation, storage, testing, treatment, holding, transportation, distribution or other handling or receiving of the API, Third Party Materials and Product.

Article IX.Representations and Warranties

EXHIBIT 10.1

Section 9.01Representations and Warranties of PolyPeptide.  PolyPeptide represents and warrants that:
(a)	Compliance. The manufacture, generation, processing, transport, treatment, storage, disposal and other handling API by PolyPeptide hereunder (including handling and use of applicable Third Party Materials in connection therewith) shall be in accordance with and conform to the API Specifications, (c)GMPs, ICH guidelines, all Legal Requirements, this Agreement and the Quality Agreement.
(b)	API Warranty. Upon receipt by CARA (or its designee) of a lot of API delivered hereunder, the API shall comply with the applicable (c)GMPs, the API Specifications, the applicable ICH guidelines and all Legal Requirements; shall be free from defects in materials and workmanship; and shall not be adulterated or misbranded within the meaning of applicable Legal Requirements.
(c)	Status; Enforceability. PolyPeptide is a validly existing corporation in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by PolyPeptide has been duly authorized by all requisite corporate action; this Agreement constitutes a legal, valid and binding obligation of PolyPeptide, enforceable against PolyPeptide in accordance with the terms hereof; and the execution, delivery and performance of this Agreement by PolyPeptide will not violate or conflict with any other agreement or instrument to which PolyPeptide is a party.
(d)	Certain Persons. PolyPeptide has not used, and will not use, in any capacity associated with or related to the manufacture of the API, the services of any Persons who have been, or are in the process of being, (i) debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Legal Requirements or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other health care program. Furthermore, neither PolyPeptide nor any of its officers, employees or consultants has been convicted of an offense under either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval or suspension, any other law cited in any comparable Legal Requirements as a ground for debarment, denial of approval or suspension. PolyPeptide shall notify CARA immediately upon learning of any circumstance that would cause this representation to become false or inaccurate.
(e)	Regulatory Consents. PolyPeptide has or will have all Consents necessary to timely perform its obligations hereunder and to manufacture the API used in Product for commercial sale.
(f)	Maintenance of Facility. During the Term of this Agreement, PolyPeptide shall maintain the Facility, required local licenses, the equipment used to manufacture the API, PolyPeptide Intellectual Property and any applicable contracts necessary to manufacture the API in accordance with the API Specifications, Legal Requirements, (c)GMPs, the Quality Agreement and PolyPeptide’s standard operating procedures.
(g)	Negative Pledge. The transfer of the API by PolyPeptide to CARA is and shall be rightful and free and clear of any liens or encumbrances.
(h)	Security Measures. PolyPeptide shall maintain reasonable security policies at the Facility and shall use commercially reasonable efforts to have security measures in place to protect the integrity of the API, Third Party Materials, data and works-in- process at the Facility.
(i)	Non-Infringement. [***] PolyPeptide’s performance of its obligations under this Agreement will not [***] of any Third Party.
Section 9.02Representations and Warranties of CARA.  CARA represents and warrants that:
(a)	Status; Enforceability. CARA is a validly existing limited liability company in good standing under the laws of the jurisdiction of its incorporation; the execution, delivery and performance of this Agreement by CARA has been duly authorized by all requisite corporate action; this

EXHIBIT 10.1

Agreement constitutes the legal, valid and binding obligation of CARA, enforceable against CARA in accordance with the terms hereof (except as such enforcement may be limited by principles of equity or by debtor protection laws); and the execution, delivery and performance of this Agreement by CARA will not violate or conflict with any other agreement or instrument to which CARA is a party.
(b)	Certain Persons. CARA has not used, and will not use, in any capacity associated with or related to the Product, the services of any Persons who have been, or are in the process of being, (i) debarred under 21 U.S.C. § 335a(a) or (b) or any comparable Legal Requirements, or (ii) excluded from participation in the Medicare program, any state Medicaid program or any other health care program. Furthermore, neither CARA nor any of its officers, employees or consultants has been convicted of an offense under either a federal or state law that is cited in 21 U.S.C. § 335(a) as a ground for debarment, denial of approval or suspension or any other law cited in any comparable Legal Requirements as a ground for debarment, denial of approval or suspension. CARA shall notify PolyPeptide immediately upon learning of any circumstance that would cause this certification under this Section 9.02(b) to become false or inaccurate.
(c)	Regulatory Consents. [***] hereunder and will, prior to commercial sale of Product, have all [***] of the Product once the Product is approved by health authorities.
(d)	Non-infringement. [***], (i) the manufacture and delivery of the API under this Agreement, (ii) the use by PolyPeptide of CARA’ Intellectual Property to manufacture the API, and (iii) CARA’s commercial sale of Product, will not [***] of any Third Party, provided that excluded from the foregoing warranty is any use of any PolyPeptide Intellectual Property. [***] by a Third Party that [***] by PolyPeptide’s production of API under this Agreement using the manufacturing processes intended to be utilized hereunder, or (ii) [***] Polypeptide’s performance of API manufacturing hereunder.
Section 9.03Disclaimer.  OTHER THAN THE WARRANTIES EXPRESSLY PROVIDED FOR IN THE FOREGOING PROVISIONS OF THIS AGREEMENT, NEITHER PARTY MAKES ANY WARRANTIES OR REPRESENTATIONS, EITHER EXPRESS OR IMPLIED, AND THE PARTIES EXPRESSLY DISCLAIM ALL OTHER WARRANTIES AND REPRESENTATIONS, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NONINFRINGEMENT.

Article X.Liability and Indemnification
Section 10.01Indemnity by PolyPeptide.  PolyPeptide shall defend, indemnify and hold harmless CARA and its Affiliates and their respective officers, directors, employees and agents (collectively, the “CARA Indemnitees”) from and against all Losses resulting from any allegations, claims, suits, proceedings or actions (collectively, “Claims”) by a Third Party against a CARA Indemnitee to the extent arising out of or resulting from (a) any breach, non-performance or failure to comply with any of PolyPeptide’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; or (b) [***] of, PolyPeptide, its respective directors, officers, employees, agents or Subcontractors.
Section 10.02Indemnity by CARA.  CARA shall defend, indemnify and hold harmless PolyPeptide from and against all Losses resulting from any Claims by a Third Party against PolyPeptide to the extent arising out of or resulting from (a) any breach, nonperformance or failure to comply with any of CARA’s covenants, agreements, obligations, representations or warranties under this Agreement or the terms of this Agreement; or (b) [***], CARA or CARA Affiliates, their respective directors, officers, employees, agents or contractors.
Section 10.03Procedures. Any Person that may be entitled to indemnification under this

EXHIBIT 10.1

Agreement (an “Indemnified Party”) shall give written notice to the Party obligated pursuant to the above Sections to indemnify it (an “Indemnifying Party”) with reasonable promptness upon becoming aware of any Claim against such Indemnified Party that gives rise to such indemnification right and all the facts in such Person’s possession relating to such Claim and/or upon which such claim for indemnification is based.  The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party (excluding information subject to legal privilege).  The Indemnifying Party shall have the right to undertake the defense of any such claim [***] to the Indemnified Party, and the Indemnified Party shall cooperate in such defense and make available all records, materials and witnesses reasonably requested by the Indemnifying Party at the Indemnifying Party’s expense.  If the Indemnifying Party shall have assumed the defense of the claim with counsel reasonably satisfactory to the Indemnified Party, the Indemnifying Party shall not be liable to the Indemnified Party for [***] the Indemnified Party in connection with the defense thereof.  The Indemnifying Party shall not be [***] its Consent, which Consent shall not be unreasonably withheld.  The Indemnifying Party shall obtain the written Consent of the Indemnified Party, which shall not be unreasonably withheld, prior to ceasing to defend, settling or otherwise disposing of any claim if, as a result thereof, the Indemnified Party would become subject to injunctive or other equitable relief or if the Indemnified Party may reasonably [***] on the Indemnified Party.
Section 10.04No Special Damages.  Notwithstanding anything to the contrary contained herein, except for breaches of confidentiality obligations, the Parties shall not be liable to each other for any special, indirect, incidental, punitive or consequential damages (including for lost profits).
Section 10.05Liability Limitation. Further, notwithstanding anything to the contrary herein, except for breaches of confidentiality obligations, the liability of PolyPeptide in connection with any Purchase Order arising out of any terms or conditions in this Agreement or with respect to the performance thereto shall be in any case [***] under such Purchase Order.

Article XI.Insurance
Section 11.01Coverage Requirements.  Each Party shall maintain in full force and effect during the Term of this Agreement and for a period of two Calendar Years after expiration or termination of this Agreement, worker’s compensation, property, general liability and product liability insurance coverage in such amounts and with such scope of coverages as are adequate to cover such Party’s obligations under this Agreement and as are customary in the industry for companies of like size and activities and taking into account the nature of the API to be manufactured under this Agreement (for Polypeptide) and the Product (for CARA).

Article XII.Confidentiality

Section 12.01Definition of Confidential Information. “Confidential Information” means, with respect to a Party, any and all data, results and other Know-How, which may include scientific, pre-clinical, clinical, regulatory, manufacturing, marketing, financial and commercial results, data and other information, that is or was provided or disclosed by such Party (or its Affiliate) to the other Party (or its Affiliate), whether communicated in writing or orally or by any other method, in connection with this Agreement including all such information that was disclosed under the Prior Agreement. Notwithstanding the foregoing, the term “Confidential Information” excludes particular information that, in each case as demonstrated by competent written documentation: (a)is publicly disclosed and made generally available to the public, either before or after it becomes known to the receiving Party, and other than through any act or omission of the receiving Party or its Affiliates in breach of this Agreement; (b) was known to the receiving Party or its Affiliate, without obligation to a Third Party to keep it confidential, prior to the date of first disclosure by the disclosing Party to the receiving Party; (c) is subsequently disclosed to the receiving Party or its Affiliate by a Third Party lawfully in

EXHIBIT 10.1

possession thereof without obligation to keep it confidential and without a breach of such Third Party’s obligations of confidentiality; or (d) has been independently developed by the receiving Party or its Affiliate without the aid, application or use of the disclosing Party’s Confidential Information (the competent written proof of which must be contemporaneous with such independent development).

Section 12.02Nondisclosure and Limited Use Obligations. Each of the Parties agree that during the Term, and for a period of ten (10) years thereafter, each Party and its Affiliates shall (a) maintain in confidence the Confidential Information of the other Party, using efforts to protect such information that are at least as strong as those that such Party uses to maintains its own confidential information (but in no event less than reasonable efforts), (b) not disclose such Confidential Information to any Third Party without the prior written consent of the other Party, or as otherwise expressly permitted in this Agreement, and (c) not use such Confidential Information for any purpose except those permitted by this Agreement.

Section 12.03Authorized Disclosure. Notwithstanding anything to the contrary in this Article 8, a Party may disclose particular Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a)	Prosecuting, enforcing or defending applicable Patent Rights that are the subject of this Agreement in accordance with Article VII of this Agreement.
(b)	making filings covering a Product with Governmental Bodies;
(c)

complying with Legal Requirements (including securities laws and the requirements of the securities exchange on which a Party’s stock is traded) or submitting information to tax or other Governmental Bodies; provided that if a Party is required by Law to make any public disclosure of Confidential Information of the other Party, to the extent it may legally do so, it will give reasonable advance notice to the other Party of such disclosure and will use its reasonable efforts to secure confidential treatment of such Confidential Information prior to its disclosure (whether through protective orders or otherwise);

(d)

to its Affiliates, and to employees, accountants, and lawyers, on a need to know basis, each of whom prior to disclosure must be subject to appropriate obligations of confidentiality and non-use equivalent in scope to those set forth in this ARTICLE VIII and that are of reasonable duration in view of the circumstances of the disclosure; or

(e)	to the extent mutually agreed to in writing by the Parties.

Article XIII.Force Majeure
Section 13.01General.  Except for any obligation to pay money, a Party shall not be held liable or responsible to the other Party and shall not be deemed to be in breach or default of its obligation under, or in breach of any provision of, this Agreement for a failure or delay in fulfilling or performing any specific obligation of such Party under this Agreement to the extent that such failure or delay is due to a Force Majeure Event that prevents or impairs such Party from performing such obligation, and without the fault or negligence of the Party so failing or delaying.  For purposes of this Agreement, a “Force Majeure Event” is defined as: acts of God; war; civil commotion; destruction of production facilities or materials by fire, flood, earthquake, pandemics, explosion or storm; labor disturbances; epidemic; failure of manufacturing equipment; failure of public utilities and similar events that are beyond the reasonable control of the Party affected.  In the event of a Force Majeure Event that causes a delay or failure of a Party performing its obligation hereunder, such Party shall notify the other Party as soon as practicable of such inability to perform, the nature of the Force Majeure Event, and the period for which such inability is expected to continue.  The Party giving such notice shall thereupon be excused from such of its obligations under this Agreement as it is thereby disabled from performing for so long as it is so disabled, provided that it uses commercially reasonable efforts to avoid the effects of

EXHIBIT 10.1

the Force Majeure Event and to recommence performing the affected obligation as soon as practicable.  To the extent possible, each Party shall use reasonable efforts to minimize the duration of any Force Majeure Event that affects such Party’s performance hereunder.
Section 13.02Termination Due to Event of Force Majeure; Transition.  If, as a result of a Force Majeure Event referred to in Section 13.01, PolyPeptide is unable to perform any of its material obligations for a period of more than [***] days, the other Party shall have the right to terminate this Agreement upon [***] days’ prior notice to the non-performing Party.

Article XIV.Term; Termination; Remedies
Section 14.01Term.  This Agreement shall commence on the Effective Date and will continue until the earlier of the fifth anniversary of the approval of the Drug Application by the FDA, or the earlier termination of the Agreement by either Party as provided below in this Article XIV (such period, the “Initial Term”), and (unless the Agreement is earlier terminated) the Agreement term shall renew and continue automatically for successive five year renewal terms (at the end of the then-current Term) unless either Party notifies the other Party of its intent to not renew by providing written notice to the other Party no less than two years prior to the expiration of the then current Term, and provided that either Party may earlier terminate the Agreement as provided below in this Article .  The Initial Term together with any renewal term(s) (as such term(s) may be subject to early termination) is the “Term” of this Agreement.
Section 14.02Termination for Breach.  A Party may terminate this Agreement in the event of the material breach by the other Party of the terms and conditions of this Agreement, subject to the following condition:  such Party shall first give to the breaching Party written notice of the proposed termination of this Agreement, specifying the grounds therefor including the detailed basis for the Party’s assertion that the other Party has materially breached the Agreement.  Upon receipt of such notice, the breaching Party shall have [***] to respond by curing such material breach.  If the breaching Party does not cure such breach within such cure period, then (a) if PolyPeptide is the breaching Party, CARA (i) shall have the right thereafter to terminate this Agreement on written notice to PolyPeptide and (ii) shall have the rights and remedies set forth in Section 14.06; or (b) if CARA is the breaching Party, PolyPeptide (i) shall have the right thereafter to terminate this Agreement on written notice to CARA and (ii) shall have the remedies set forth in Section 14.08.
Section 14.03Bankruptcy.  To the extent permitted by Legal Requirements, each Party will have the right to terminate this Agreement immediately upon notice to the other Party, if any of the following occurs: (a) such other Party is declared bankrupt, (b) [***], (c) there is an assignment for the benefit of such other Party’s creditors, (d) a receiver is appointed or there is a voluntary or involuntary petition filed or an action or proceeding commenced for bankruptcy, reorganization, dissolution or winding up of such other Party that is not dismissed within [***] days, or (e) there is a foreclosure or sale of all or substantially all of such other Party’s assets by or for the benefit of any creditor or governmental agency.
Section 14.04Discontinuance or Suspension of Product Program.  CARA may terminate this Agreement upon [***] days’ written notice to PolyPeptide if CARA, in its sole and absolute discretion, discontinues or indefinitely suspends the development and/or commercialization of the Product, whatever the reasons justifying such discontinuation.  Upon the termination of this Agreement pursuant to this Section 14.04, CARA’s sole obligations shall be for it to reimburse PolyPeptide for [***] by PolyPeptide pursuant to this Agreement up to the effective date of such termination in connection with CARA’s then-outstanding obligation to purchase quantities of API forecasted with respect to the binding portion of an applicable Forecast; provided, however, that PolyPeptide shall use commercially reasonable [***] any cancelable orders for Third Party Materials, returning returnable Third Party Materials, and/or using non-returnable Third Party Materials for its own or its other customers’ behalf.  For avoidance of doubt, if CARA terminates this Agreement pursuant to this Section 14.04, CARA [***] the quantities of API set forth in any

EXHIBIT 10.1

Purchase Orders and the quantities of API set forth in the binding portion of the most recent  Forecast for the next Calendar Quarter.
Section 14.05Termination by CARA. Without limiting any other Section of this Article XIV, CARA may terminate this Agreement upon [***] days’ written notice to PolyPeptide upon the occurrence of any of the following:
(a)	Failure to Achieve Acceptance of Pre-Approval Inspection. PolyPeptide receives at any time correspondence from FDA indicating that the Facility is not approved for the manufacture of API.
(b)	Failure to Supply Unrelated to Force Majeure. In the event of a Supply Failure by PolyPeptide (relating to failure to deliver conforming API ordered by CARA), CARA shall have the right to terminate this Agreement upon [***] to PolyPeptide. “Supply Failure” for purposes of this Section is deemed to have occurred in the event that PolyPeptide does not deliver [***] conforming API ordered by CARA under a Purchase Order by the Shipment Date specified in such Purchase Order, and PolyPeptide does not deliver to CARA all the missing quantity of conforming API by the date [***] days after such Shipment Date.
(c)	Supply of Nonconforming API. PolyPeptide delivers Nonconforming API pursuant to [***] Purchase Orders in any [***] period.
(d)	Late Shipment. PolyPeptide delivers API pursuant to two or more Purchase Orders more than [***] after the applicable Shipment Date during any [***] period.
(e)	Failure to Obtain or Maintain Consents. PolyPeptide fails to obtain, maintain and comply with all Consents required for the performance of its obligations under this Agreement.
Section 14.06Effect of Termination by CARA.  If CARA terminates this Agreement pursuant to Sections 14.02 or 14.05, (a) CARA shall have the right to terminate, in whole or in part, any Purchase Order issued under this Agreement and (b) CARA shall be relieved of its requirement to purchase quantities of API associated with any binding portion of a Forecast.
Section 14.07Termination by PolyPeptide.  Without limiting any other Section of this Article XIV, PolyPeptide may terminate this Agreement upon [***] CARA upon the occurrence of any of the following:
(a)	Failure to Obtain Approval of the Drug Application. CARA’s failure to obtain approval of the Drug Application for the Product from the FDA [***] the Effective Date.
(b)	Failure to Accept API Unrelated to a Force Majeure Event. CARA’s [***] API delivered by PolyPeptide unrelated to a Force Majeure Event [***] for purposes of determining [***] API shall be [***] Batch of the API delivered over a [***] period.
(c)	Failure to Pay. CARA’s failure to pay PolyPeptide invoiced amounts for conforming API (that is, supplied API that is not subject to an active investigation of issues relating to whether it is Nonconforming API, or the API or invoiced amount is otherwise disputed in good faith by CARA) within [***] from the applicable due dates [***] Purchase Orders.
Section 14.08Effect of Termination by PolyPeptide.  If PolyPeptide terminates this Agreement pursuant to Sections 13.02, 14.02, 14.03 or 14.07, CARA shall purchase from PolyPeptide and pays all quantities of API set forth in any Purchase Orders and all quantities of API set forth in any binding portion of a Forecast.
Section 14.09Survival. Articles I (to the extent required to enforce other surviving rights or obligations), VI, VII, VIII, IX, X, XI, XII, XIV and Sections 5.01, 5.03, 5.04, 5.05, 5.07, 5.08, 5.09, and 6.06, and any other provision which by its terms specifically shall so state, together with any obligations accrued hereunder at the time of termination or expiration, shall survive the termination or expiration of this Agreement.

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Article XV.Miscellaneous
Section 15.01Notices. In addition to the other specific procedures for notification provided herein, all notices, demands, requests and other communications made hereunder shall be in writing and shall be given either by personal delivery, by facsimile or by internationally recognized overnight courier (with charges prepaid) and shall be deemed to have been given or made: (a) if personally delivered, on the day of such delivery; (b) if sent by facsimile, on the day it is sent or, if not sent on a business day, the next business day; or (c) if sent by overnight courier, on the business day following the date deposited with such overnight courier service, in each case pending the designation of another address, addressed as follows:

If to CARA:
CARA THERAPEUTICS, Inc.

4 Stamford Plaza

107 Elm Street, 9th Floor

Stamford, CT 06902

Attn: Frederique Menzaghi, Chief Scientific Officer

With a mandatory copy to:

Office of the General Counsel

Cara Therapeutics, Inc.

4 Stamford Plaza

107 Elm Street, 9th Floor

Stamford, CT 06902

If to PolyPeptide:
PolyPeptide SA
7, rue de Boulogne
F-67100 Strasbourg, France
Attention:Mr. Vincent Mancuso, General Manager

E-mail address:vincent.mancuso@polypeptide.com

Section 15.02Independent Contractors. Each Party shall be, and shall be treated as, an independent contractor of the other.  Neither Party shall be, or shall be deemed to be, a co-venturer, partner, employee or a legal representative of the other Party for any purpose.  Neither Party shall have the authority to bind, or to enter into any contracts in the name of or on behalf of, the other Party or incur any charges or expenses for or in the name of the other Party.
Section 15.03Entire Understanding.  The Parties agree, on their own and their respective Affiliates’ behalf, that this Agreement, including Schedules and Appendixes hereto, constitutes the entire agreement between the Parties and their Affiliates relating to the subject matter hereof, and all prior agreements or arrangements, written or oral, between the Parties and their Affiliates relating to the subject matter hereof.
Section 15.04Assignment.  This Agreement will be binding upon and inure to the benefit of the Parties, their successors and permitted assigns.  CARA shall be entitled to delegate, transfer, convey, assign or pledge this Agreement (the "Assignment" or to "Assign") to any Person, in whole or in part, or any of its rights or obligations under this Agreement, and PolyPeptide hereby grants its Consent to any such Assignment by CARA (though no such Consent is required for any such delegation, transfer, conveyance or assignment by CARA).  Polypeptide may not Assign this Agreement without the prior written Consent of CARA in each instance, and any Assignment by PolyPeptide without Consent of CARA shall be void and have no effect.  However, notwithstanding the foregoing, a Change of Control of either Party shall not be deemed to be an Assignment of this Agreement and shall not be subject to the other Party’s Consent.

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Section 15.05Dispute Resolution.  If the Parties are unable to resolve any issue, claim, dispute or controversy of whatever nature arising between the Parties out of or relating to this Agreement (a “Dispute”) (other than one relating to [***], which shall not be subject to this Section 15.05), either of the Parties may refer the Dispute to their respective officers designated below, or to such other officers as the Parties may designate in writing from time to time, for attempted resolution, and after any such referral by a Party, such officers shall meet as soon as possible (by videoconference, telephone, or otherwise) and shall seek to resolve such Dispute by good faith negotiations within [***] days after so submitting the Dispute. The designated officers are as follows:

For CARA: Derek Chalmers, President & CEO

For PolyPeptide: Mr. Vincent Mancuso, General Manager

If such Dispute is not resolved by the end of the [***] period, then either Party shall be entitled to refer the matter to be finally settled by arbitration to be held in accordance with the then-current Rules of Arbitration and Conciliation of the International Chamber of Commerce by three arbitrators to be appointed in accordance with the said Rules, with each such arbitrator being completely independent of each Party and its Affiliates and experienced in the drafting and interpretation of pharmaceutical supply agreements. The Parties agree that any such unresolved Dispute, and any claim or dispute related to the validity of this arbitration clause, may be resolved solely by binding arbitration under this Section 15.05.  The arbitration shall take place in [***].  The proceedings shall be conducted, and all documentation shall be presented in the English language.  The award of the arbitrators shall be final, binding and without appeal.  Any competent court shall be able to order enforcement of the award.  Each Party will bear its own attorneys’ fees and other costs and expenses incurred pursuant to this Section 15.05.  For avoidance of doubt, the foregoing shall not prohibit or delay a Party from seeking appropriate injunctive or other equitable relief.

Section 15.06Subcontractors.  PolyPeptide may utilize Subcontractors with appropriate expertise and experience in the performance of its obligations under this Agreement; provided, however, that CARA must give its written Consent in each instance prior to the use of Subcontractors by PolyPeptide in connection with the manufacture or storage of the API (such Consent not to be unreasonably withheld or delayed).  Nothing in this Section 15.06 shall relieve PolyPeptide from any obligation under this Agreement.
Section 15.07Amendment.  This Agreement, including any Schedule or Appendix hereto, may not be amended or modified in any manner except by an instrument in writing signed by a duly authorized officer of each Party.
Section 15.08Severability.  If and to the extent that any court of competent jurisdiction holds any provision (or any part thereof) of this Agreement to be invalid or unenforceable, such holding shall in no way affect the validity or enforceability of the remainder of this Agreement, and the invalid or unenforceable provision shall be fully severed from this Agreement, and there [***]  as similar in terms and intent to such severed provision as may be legal, valid and enforceable.
Section 15.09Waiver.  Any failure of a Party to comply with any obligation, covenant, agreement or condition herein contained may be expressly waived, in writing only, by the other Party hereto, and such waiver shall be effective only in the specific instance and for the specific purpose for which made or given.
Section 15.10Drafting Ambiguities.  Each Party to this Agreement and its counsel have reviewed and revised this Agreement.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting Party shall not be employed in the interpretation of this Agreement or any amendment or Schedules hereto.

EXHIBIT 10.1

Section 15.11Headings; Appendices; Counterparts.
(a)	Headings. The headings of the Sections of this Agreement are for reference purposes only, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
(b)	Appendices. All Appendices delivered pursuant to this Agreement shall be deemed part of this Agreement and incorporated herein by reference as if fully set forth herein. If any Appendices conflicts with any of the terms or provisions of this Agreement, the terms and provisions of this Agreement shall prevail. The Appendices attached to this Agreement are:
-	Appendix 1:Chemical structure of the API
-	Appendix 2:Specification of the API
-	Appendix 3:API Forecasts
-	Appendix 4:API prices; Lead-times for the different scales
-	Appendix 5:Quality Agreement
(c)	Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument. Facsimile signatures shall be treated as original signatures.
Section 15.12Governing Law.  This Agreement and all matters arising out of or relating to this Agreement shall be governed, construed and enforced in accordance with [***], without regard to principles of conflicts of law.  The Parties agree that the provisions of the United Nations Convention on Contracts for the International Sale of Goods shall not apply to this Agreement or to any matters arising out of or relating to this Agreement.
Section 15.13Remedies.  Unless otherwise expressly provided in this Agreement, none of the remedies set forth in this Agreement are intended to be exclusive, and each Party shall have available to it all remedies available under law or in equity or in any other agreement between the Parties.
Section 15.14Injunctive Relief.  If either PolyPeptide or CARA breaches or threatens to breach any provision of Article VII or Article XII of this Agreement, the Parties agree that irreparable harm to the other Party may result, and the damages to such Party would probably be very difficult to ascertain and may be inadequate.  Accordingly, in the event of such circumstances, each of PolyPeptide and CARA agree that, in addition to any other right and remedies available at law or in equity, the other Party shall have the right to seek injunctive relief from any court of competent jurisdiction.
Section 15.15Standard Forms.  In all communications, CARA and PolyPeptide may employ their standard forms, but nothing in those forms shall be construed to be in addition to or modify or amend the terms and conditions of this Agreement, and, in the case of any conflict herewith, the terms and conditions of this Agreement shall control.
Section 15.16Further Assurances.  Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate to carry out the purposes and intent of this Agreement.
Section 15.17Counterparts.  This Agreement may be executed in two counterparts and by facsimile or PDF signature, each of which shall be deemed an original and which together shall constitute one instrument.
Section 15.18English Language.  The English language version of this Agreement will be controlling on the Parties.  All information, documents, reports, notices, writings and communications to be provided by one Party to the other Party hereunder will be provided in the English language, except for manufacturing documentation and day to day quality documentation of PolyPeptide, which will be written in French by PolyPeptide’s employees.

EXHIBIT 10.1

Section 15.19API Commercial Supply Agreement for CARA' Licensees. On CARA' written request, PolyPeptide will enter into an API Commercial Supply Agreement covering supply of API with any licensee of CARA for Product on terms no less favorable than those of this Agreement (including as to the API Price).
Section 15.20Defects.  PolyPeptide acknowledges that the Quality Agreement in place between the Parties (see Appendix 5) provides all terms covering CARA’s right to analyze API supplied hereunder and to reject such supplied API if it is defective or as set forth in the Quality Agreement.

Signature Page Follows

EXHIBIT 10.1

IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be duly executed as of the date first written above.

CARA THERAPEUTICSPOLYPEPTIDE LABORATORIES S.A

By: /s/ Derek Chalmers By: /s/ Jean Ruppert

Name: Derek ChalmersName:Mr. Jean Ruppert

Title:Chief Executive OfficerTitle:Sales Director

Date:July 16th, 2021Date:July 5th, 2021

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Appendix 1:

API structure

H-DPhe-DPhe-DLeu-DLys-γ-(4-N-piperidinyl)amino carboxylic acid

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Appendix 2:

API Specification

Reference is made to the Specification in force referenced Spec-SP070543-14

Between PolyPeptide Laboratories France SAS and Cara Therapeutics

signed by PolyPeptide Laboratories France SAS representatives on May 22nd, 23rd, 27th, 2019 and signed by Cara Therapeutics representatives on May 31st, 2019

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Appendix 3:

API-Forecast - Shipment readiness

Exemplary the template for the forecast is shown below.

The forecasts as indicated below are CARA forecasts as of July 05th 2021 and are subject to an update by CARA on December 15, March 15, June 15, and September 15 of each year during the term of the contract.

Forecast for 2021 - API ready for Shipment (Shipment date to be mentioned on purchase order)
Order confirmation

07/2021:

08/2021:

09/2021:

10/2021:

11/2021:

12/2021:1 batch of 2 kg

Forecast for 2022 - API ready for Shipment (Shipment date to be mentioned on purchase order)

01/2022:

02/2022:

03/2022:

04/2022:

05/2022:

06/2022:

07/2022:

08/2022:

09/2022:

10/2022:

11/2022:

12/2022:

Forecast for 2023 - API ready for Shipment (Shipment date to be mentioned on purchase order)

01/2023:

02/2023:

03/2023:

04/2023:

05/2023:

06/2023:

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Appendix 4:

API prices; Lead-times for the different scales; Invoicing Specification

-	For a commercial batch [***] scale (gross weight):

[***] Euros per gram

-	For a commercial batch [***] scale (gross weight):

[***] Euros per gram

-	For a commercial batch at [***] scale (gross weight):

[***] Euros per gram

Lead-time per API-batch in the different scales:

Product Number (PolyPeptide)	Product (CARA Name)	Scale	Lead-time/ batch
512584	CR845/DIFELIKEFALIN	[***] gross weight	[***] months from purchase order reception at PolyPeptide
512584	CR845/DIFELIKEFALIN	[***] – gross weight	[***] months from purchase order reception at PolyPeptide
512584	CR845/DIFELIKEFALIN	[***] – gross weight	[***] months from purchase order reception at PolyPeptide

Lead-time means the time elapsed from Polypeptide accepts a purchase order until such order is ready for shipment to the Drug product manufacturer.

Prices for other batch sizes upon request and subject to confirmation with an amendment to the present Agreement and in any case after a risk assessment performed by PolyPeptide.

The unit price for production of API will remain valid until 31.12.2021 and will then be revised on a yearly basis with retroactive effect on January, 1st of each year by revising the above-specified reference prices by yearly French inflation rate as soon as published by Institut National de la Statistique et des Etudes Economiques (INSEE).

Invoicing

POLYPEPTIDE shall submit invoices for payment of the Product only after the Product has been delivered.

All invoices shall be sent by email using apayable@caratherapeutics.com .

Invoices sent by email must attach the invoice in pdf file format.  CARA may update email addresses from time to time and shall inform POLYPEPTIDE of any changes.

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Appendix 5:

Quality Agreement

Reference is made to the Quality Agreement in force between

Cara Therapeutics and PolyPeptide Laboratories France SAS and PolyPeptide S.A

with effective date on June 29th, 2020